Prospectus Supplement No. 10
Filed Pursuant to Rule 424(b)(3)
Registration No. 333-226246

comScore, Inc.
11950 Democracy Drive, Suite 600
Reston, Virginia 20190
(703) 438-2000
Prospectus Supplement No. 10
(to Final Prospectus dated October 16, 2018)
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This Prospectus Supplement No. 10 supplements and amends the final prospectus dated October 16, 2018, as previously supplemented and amended (the “Final Prospectus”) relating to the offer and sale by the selling stockholders named in the Final Prospectus of up to 24,425,781 shares of our common stock, par value $0.001 per share, as described in the section titled “Selling Stockholders.”
On May 8, 2019, we filed with the U.S. Securities and Exchange Commission the attached Current Report on Form 8-K. The Form 8-K, except for those portions of the Form 8-K that were furnished and not filed, is incorporated in the Final Prospectus.
This Prospectus Supplement No. 10 should be read in conjunction with the Final Prospectus and is qualified by reference to the Final Prospectus except to the extent that the information in this Prospectus Supplement No. 10 supersedes the information contained in the Final Prospectus.
Our common stock is listed on the Nasdaq Global Select Market under the symbol “SCOR.” The last reported sale price of our common stock on the Nasdaq Global Select Market on May 8, 2019 was $12.67 per share.
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Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of the prospectus dated October 16, 2018, as well as those risk factors contained in the documents included or incorporated by reference in the Final Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock that may be offered under the Final Prospectus and this Prospectus Supplement No. 10, nor have any of these organizations determined if this Prospectus Supplement No. 10 is truthful or complete. Any representation to the contrary is a criminal offense.
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The date of this Prospectus Supplement No. 10 is May 9, 2019.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 7, 2019

comScore, Inc.
(Exact name of registrant as specified in charter)

Delaware	001–33520	54–1955550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11950 Democracy Drive
Suite 600
Reston, Virginia 20190
(Address of principal executive offices, including zip code)
(703) 438–2000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	SCOR	NASDAQ Global Select Market

Item 2.02 Results of Operations and Financial Condition.
On May 8, 2019, comScore, Inc. (the “Company”) issued a press release announcing its financial results for the period ended March 31, 2019. A copy of the press release announcing the foregoing is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.
The information in this Item 2.02, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.
Item 8.01 Other Events.
On May 7, 2019, the Company began implementing a reduction in force plan that, together with recent attrition, is expected to result in the termination of approximately 10% of the Company’s workforce. The reduction in force is being implemented in order to enable the Company to decrease its costs and more effectively align resources to business priorities. Most of the employees impacted by the reduction in force will exit the Company in the second quarter of 2019, with the remainder expected to exit in the third quarter of 2019.
In connection with this reduction in force, the Company will incur certain exit-related costs, which are expected to range between $2 million and $4 million, consisting primarily of one-time termination benefits and associated costs, to be settled in cash.
This Item 8.01 contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal and state securities laws. These statements relate to the Company’s current expectations and beliefs as to the timing and scope of the reduction in force plan and the amount and timing of the related costs. These statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including those risks described in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other documents that the Company files from time to time with the U.S. Securities and Exchange Commission, which are available on the Company’s website or at www.sec.gov. These forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation, and expressly disclaims any duty, to revise or update such statements, whether as a result of new information, future events or otherwise.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated May 8, 2019

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.

By:	/s/ Carol A. DiBattiste
Carol A. DiBattiste
General Counsel & Chief Compliance, Privacy and People Officer
Date: May 8, 2019

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